Exhibit 99.1

National Holdings Corporation Comments on Acquisition Offers

NEW YORK, January 27, 2016 - National Holdings Corporation (NASDAQ: NHLD) ("National Holdings" or the "Company"), a full-service investment banking and asset management firm, provided the following comments regarding the two acquisition offers it had previously received during the final two months of 2015.

On December 27, 2015, the exclusivity agreement with B. Riley Financial, Inc. (“Riley”) under its letter of intent expired pursuant to its terms.  After the end of the exclusivity period, the Company commenced, and is continuing to hold discussions with, CB Pharma Acquisition Corp. (“CB”) with respect to its previously reported non-binding proposal to acquire all of the outstanding shares of common stock of the Company.  On January 25, 2016, Riley notified the Company that it was withdrawing its previously reported acquisition offer and is terminating its discussions with the Company due, in part, to the Company’s decision not to grant an additional exclusive time period during which definitive agreements could be negotiated.  However, Riley stated it may in the future explore a potential acquisition of the Company and engage in discussions with the Board and Management of the Company regarding such a transaction. The Company did not think it was in the best interests of the Company and its Shareholders to extend the exclusivity period with Riley in order that discussions with CB and other potential interested parties with respect to strategic opportunities could be held without any further restrictions.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation

Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8210

LHA

Ed McGregor/Jody Burfening	Tel: +1 212 838 3777

emcgregor@lhai.com